UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Oak Valley Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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125 North Third Avenue

Oakdale, California 95361

(209) 848-2265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 15, 2021 AT 2:00 P.M. (PDT)

The Annual Meeting of Shareholders of Oak Valley Bancorp, a California corporation (“Oak Valley” or the “Company”), will be a virtual only meeting held via webcast, to consider and vote on the following matters:

1.  The election of the following five (5) director nominees as described within the Proxy Statement:

Donald L. Barton

Lynn R. Dickerson

Thomas A. Haidlen

Daniel J. Leonard

Ronald C. Martin

2.  The ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

3.  Such other business as may properly come before the Annual Meeting of Shareholders, and any adjournment or postponement.

The Board of Directors has fixed the close of business day on April 21, 2021, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

For access to the virtual meeting, please register at https://www.ovcb.com/shareholdermeeting before 11:00 PM PDT, June 14, 2021, the day before the meeting, and you will receive a confirmation email with a link to the webcast meeting. All shareholders of record and beneficial owners with proof of ownership will be given access to the webcast.

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PROXY STATEMENT
OF
OAK VALLEY BANCORP

ANNUAL MEETING OF SHAREHOLDERS OF

OAK VALLEY BANCORP

TO BE HELD ON JUNE 15, 2021

GENERAL INFORMATION FOR SHAREHOLDERS

The following information is furnished in connection with the solicitation of the accompanying proxy by and on behalf of the Board of Directors of Oak Valley Bancorp (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually by webcast, on June 15, 2021, at 2:00 p.m. (PDT). Participants cannot attend the Annual Meeting in person. We are holding a virtual Annual Meeting in response to current public health guidance regarding the COVID-19 pandemic and for the safety of participants. We expect to hold in person meetings again in the future when it becomes safe to do so. Instructions to access and log-in to the virtual Annual Meeting are provided below, and once admitted, shareholders will have substantially the same meeting participation rights and opportunities that they would have at an in-person meeting.

Shareholders Entitled to Vote

Only shareholders of record at the close of business on April 21, 2021, (the “Record Date”) will be entitled to notice of, and to vote, at the Annual Meeting.  On the Record Date, the Company had 8,235,939 outstanding shares of its common stock, of which 8,235,939 will be entitled to vote at the Annual Meeting and any adjournments thereof.

Internet Availability of Proxy Materials

We are furnishing proxy materials to our shareholders primarily via the Internet. On or about May 3, 2021, we will mail our shareholders on the record date a Notice Regarding the Internet Availability of Proxy Materials (the “Proxy Notice”) containing instructions on how to access and review all of the important information contained in our proxy materials, including this proxy statement, our 2020 Annual Report to Shareholders, our Annual Report on Form 10-K for the year ended December 31, 2020 and the proxy card. These materials are also available free of charge on the Internet at www.edocumentview.com/OVLY

The Proxy Notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Vote By Proxy

Because many of the Company’s shareholders are not expected to attend the Annual Meeting, the Company solicits proxies so that each shareholder is given an opportunity to vote at the Annual Meeting.  Shares represented by a duly executed proxy, received by the Board of Directors prior to the Annual Meeting, will be voted at the Annual Meeting.  A shareholder executing and delivering the proxy may revoke the proxy at any time prior to exercise of the authority granted by the proxy by (i) filing with the Corporate Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date; or (ii) attending the Annual Meeting virtually and voting.  A proxy is also revoked when written notice of the death or incapacity of the maker of the proxy is received by the Company before the vote is counted.  If a shareholder specifies a choice with respect to any matter on the accompanying form of proxy, the shares will be voted accordingly.  If no specification is made, the shares represented by the proxy will be voted in favor of the specified proposal.

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Please note that if your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to participate in the Annual Meeting. Please review the voting instructions provided by your broker, trustee or nominee.

Methods of Voting

Shareholders of record may vote on matters that are properly presented at the 2021 Annual Meeting in one of the following four ways:

●	By submitting your vote electronically via the Internet at www.investorvote.com/OVLY;
●	By submitting your vote telephonically;
●	By completing the proxy card and returning it in a pre-paid envelope provided by the Company if you have requested a paper copy of the proxy materials; or
●	By attending the 2021 Annual Meeting virtually and casting your vote at the meeting

For the 2021 Annual Meeting, the Company is offering shareholders of record the opportunity to vote their shares electronically through the Internet or by telephone.  The telephone and Internet voting instructions are provided in the Proxy Notice dated May 3, 2021 and the proxy card.  The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly.  Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers.

PROXY VOTING INSTRUCTIONS

Internet — Access www.investorvote.com/OVLY and follow the on-screen instructions to obtain your identification number, which will allow you to cast your vote.

Telephone — Call toll free 1-800-652-8683 from any touch-tone telephone and follow the instructions to obtain your identification number, which will allow you to cast your vote.

Vote online/phone until 11:00 PM PDT, June 14, 2021, the day before the meeting

Mail — If you have requested a paper copy of proxy materials, you should sign, date and mail your proxy card in the envelope provided as soon as possible.

At the Virtual Meeting — You may vote your shares by attending the virtual Annual Meeting.

If a shareholder chooses to submit the vote by mail, the shareholder should request a paper copy of the proxy materials, and Company will send the shareholder the proxy card along with the rest of the proxy materials as well as a pre-paid envelope. The shareholder then would cast the shareholder’s vote by signing and returning the proxy card in the pre-paid envelope to the Company.  There is no charge to a shareholder for requesting a paper copy of the proxy materials.  If you wish to receive a paper copy of the proxy materials, you must request a copy as instructed below on or before June 4, 2021 to ensure timely delivery.

Methods:	If you are a shareholder of record:	If you are beneficial owner of shares held in street name:

By Telephone:	Toll Free Telephone Number: 1-866-641-4276	Toll Free Telephone Number: 1-800-579-1639

From the Internet:	Go to www.investorvote.com/OVLY, click Request Materials	Go to www.proxyvote.com by following the instructions on the screen.

By Email	Write to investorvote@computershare.com with subject line: “Proxy Materials Oak Valley Bancorp.”	Send a blank email to sendmaterial@proxyvote.com with your 12-Digital Control Number in the subject line.

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How to Participate in the Virtual Meeting

For access to the virtual meeting, please register at https://www.ovcb.com/shareholdermeeting before 11:00 PM PDT, June 14, 2021, the day before the meeting, and you will receive a confirmation email with a link to the webcast meeting. All shareholders of record and beneficial owners with proof of ownership will be given access to the webcast.

Method of Counting Votes

A holder of common stock of the Company is entitled to one vote for each share held of record by such holder. No holder of any class of stock of the Company is entitled to cumulate votes in connection with any election of directors of the Company.

The proxy holders, Richard A. McCarty and Jeffrey A. Gall, both of whom are officers of the Company, will vote all shares of Common Stock represented by the proxies unless authority to vote such shares is withheld or the proxy is revoked.  However, the proxy holders cannot vote the shares of the shareholder unless the shareholder signs and returns a proxy card.  Proxies also confer upon the proxy holders, discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed, if such matter is properly presented for action at the Annual Meeting, including any motion to adjourn and any procedural matter pertaining to the conduct of the Annual Meeting.  The total expense of soliciting the proxies in the accompanying form will be borne by the Company.  While proxies are normally solicited by mail, proxies also may be solicited directly by officers, directors and employees of the Company or its subsidiary, Oak Valley Community Bank (the “Bank”).  Such officers, directors and employees will not be compensated for this service beyond normal compensation to them.

All abstentions and broker non-votes are included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters, if the beneficial owner of the shares has not provided instructions to the broker on how to vote such shares. A “broker non-vote” occurs when a broker does not vote on a particular matter because the broker has not received instructions from the beneficial owner of the shares and does not have the discretion to vote such shares. The ratification of the selection of the Company’s independent registered public accounting firm is a routine matter on which brokers have the discretion to vote if the owner of shares has not provided voting instructions. The election of directors is a non-routine matter on which a broker may not vote unless the beneficial owner of shares has provided voting instructions.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

●	FOR the election of all nominees for director named herein (Proposal No. 1).

●	FOR ratification of the selection of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 2).

In the event a shareholder specifies a different choice on the proxy, the shareholder’s shares will be voted in accordance with the specification so made.  In addition, such shares will, at the proxy holders’ discretion, be voted on such other matters, if any, which may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting and any procedural matter pertaining to the conduct of the Annual Meeting).  Boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director.

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A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2020 is available at www.edocumentview.com/OVLY, and is incorporated herein by reference.  You may request a paper copy of the Annual Report and other Proxy Materials by contacting:

Methods:	If you are a shareholder of record:	If you are beneficial owner of shares held in street name:

By Telephone:	Toll Free Telephone Number: 1-866-641-4276	Toll Free Telephone Number: 1-800-579-1639

From the Internet:	Go to www.investorvote.com/OVLY, click Request Materials	Go to www.proxyvote.com by following the instructions on the screen.

By Email	Write to investorvote@computershare.com with subject line: “Proxy Materials Oak Valley Bancorp.”	Send a blank email to sendmaterial@proxyvote.com with your 12-Digital Control Number in the subject line.

Vote Required For Election of Directors

The five (5) nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. This means that the five (5) nominees who receive the largest number of votes cast are elected as directors. Withholding authority to vote for a director nominee and broker non-votes on the election of directors will not affect the outcome of the election. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Ratification of Selection of Independent Accountants

The affirmative vote of a majority of our shares of common stock present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of RSM US LLP as our independent registered public accounting firm for 2021. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

Ownership of Securities

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2021, by:

●	Each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

●	Each current director, each of whom is a nominee for election as a director;

●	Each named executive officer; and

●	All current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 8,235,939 shares of common stock outstanding as of March 31, 2021.

	Common Stock Beneficially Owned on March 31, 2021
Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned (2)
Five Percent Shareholder:
PWH Educational Foundation	696,388	8.46%

Executive Officers and Directors: (1)
Donald L. Barton	31,551	0.38%
Christopher M. Courtney (2)	207,281	2.52%
Lynn R. Dickerson	5,069	0.06%
Jeffrey A. Gall	26,073	0.32%
James L. Gilbert (3)	156,308	1.90%
Thomas A. Haidlen	171,146	2.08%
H. Randolph Holder (4)	115,817	1.41%
Allison C. Lafferty (5)	3,366	0.04%
Daniel J. Leonard (6)	54,306	0.66%
Ronald C. Martin (2)	192,697	2.34%
Richard A. McCarty	39,995	0.49%
Janet S. Pelton	55,000	0.67%
Michael J. Rodrigues	60,321	0.73%
Gary W. Stephens	23,597	0.29%
Danny L. Titus	218,923	2.66%
Terrance P. Withrow	30,302	0.37%
All officers and directors as a group	1,529,937	18.58%

(1)	The address for all officers and directors is c/o Oak Valley Community Bank, 125 North Third Avenue, Oakdale, California 95361.

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(2)	Excludes third party participant shares held by Mr. Courtney or Mr. Martin in their capacity as trustees of the Company’s 401(k) plan.

(3)

Includes 4,237 shares held indirectly in a custodial account for Mr. Gilbert's son, 24,795 shares held indirectly in Mr. Gilbert's spouse's trust and 32,905 shares held indirectly in the name of A.L. Gilbert Co.

(4)	110,817 shares are held indirectly in the name of Holder Enterprises, LLC.

(5)	600 shares are held indirectly in Ms. Lafferty’s spouse’s retirement account.

(6)	1,731 shares are held indirectly in custodial accounts for Mr. Leonard’s grandchildren.

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CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to having sound corporate governance principles, good business practices, and transparency in financial reporting. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our Board of Directors continually reviews its governance policies and practices, as well as the requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the listing standards of the Nasdaq Stock Market, to help ensure that such policies and practices are compliant and up to date.

Board of Directors

Board Independence

For 2020, a majority of the Board of Directors consisted of independent directors, as defined by the applicable rules and regulations of the Nasdaq Stock Market, as follows:

Donald L. Barton

James L. Gilbert

H. Randolph Holder

Michael Q. Jones

Allison C. Lafferty

Daniel J. Leonard

Ronald C. Martin

Janet S. Pelton

Danny L. Titus

Terrance P. Withrow

Michael Q. Jones retired from the Board of Directors effective May 31, 2020. Mr. Jones was determined to be an independent director. In January 2021, the Board of Directors appointed Lynn R. Dickerson to the Board and determined that Ms. Dickerson was also an independent director.

The non-independent directors of the Board are Thomas A. Haidlen whom has related party transactions as described in the Information About Directors and Executive Officers section of this proxy statement below, and Christopher M. Courtney, the Company’s President and Chief Executive Officer.

Board and Committee Meeting Attendance

During the fiscal year ended December 31, 2020, our Board of Directors held a total of twelve (12) meetings. Each incumbent director who was a director during 2020 attended at least 75% of the aggregate of (a) the total number of such meetings; and (b) the total number of meetings held by all committees of the Board on which such director served during 2020.

Director Attendance at Annual Meetings of Shareholders

The Board believes it is important for all directors to attend the Annual Meeting of Shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company’s policy is to encourage, but not require, attendance by each director at the Company’s Annual Meeting of Shareholders. Eleven (11) of our then-current directors attended our Annual Meeting of Shareholders in 2020.

Communications with the Board

The Board of Directors has established a process for shareholders to communicate with the Board of Directors or with individual directors.  Shareholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 125 North Third Avenue, Oakdale, California 95361.  Our Corporate Secretary may (but is not required to) review all correspondence addressed to the Board, or to any individual member of the Board, for any correspondence that more suitably directed to management. Communications may be deemed inappropriate for this purpose if, for example, it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute. Our policies regarding the handling of shareholder communications were approved by a majority of our independent directors.

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Nomination of Directors

The Board as a whole identifies and evaluates nominees for election as directors. The Board utilizes a variety of methods for identifying and evaluating nominees for director. Although there are no specific minimum qualifications, the Board considers some or all of the following criteria in considering candidates to serve as directors:

● commitment to ethical conduct and personal and professional integrity as evidenced by the person’s business associations; diversity efforts, service as a director or executive officer, involvement in other organizations (including any educational institutions), and any other commitment to ethical conduct and personal and professional integrity;

● objective perspective and mature judgment developed through business experiences and/or educational endeavors;

● the candidate’s ability to work with other members of the Board of Directors and management to further the Company’s goals and increase shareholder value;

● the ability and commitment to devote sufficient time to carry out duties and responsibilities as a director;

● demonstrated experience at policy-making levels in various organizations and in the areas that are relevant to our activities;

● the skills and experience of the potential nominee in relation to the capabilities already present on the Board of Directors;

● local community involvement; and

● such other attributes, including independence, that are relevant in constituting a board that satisfies the requirements imposed by the SEC, the Nasdaq Stock Market and applicable state law.

In addition to the factors discussed above, the Board regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board considers various potential candidates for director. Candidates may come to the attention of the Board through current Board members, shareholders or other persons. As described below, the Board considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons nominating candidates, nominations are aggregated and considered by the Board at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Board.

The Board does not have a formal written policy regarding consideration of director candidates recommended by shareholders. Instead, the Board considers all candidates who meet the requirements for nomination by a shareholder, based on the criteria discussed above. The Board believes that requiring shareholder nominations of director candidates to comply with specific requirements would create an unnecessary distinction and may limit the potential pool of qualified director candidates for the Board.

Term of Office

Directors serve for a three-year term or until their successors are elected. The Bylaws of the Company, as amended, authorize the Company to have a classified Board of Directors, divided into three classes, so long as the number of directors of the Company has been fixed at nine (9) or more directors. Currently, the Board has been fixed at twelve (12) directors. Michael Q. Jones retired from the Board of Directors effective May 31, 2020, at which time the Board reduced the size of the Board from twelve (12) directors to eleven (11) directors. Lynn R. Dickerson was appointed to the board in January 2021, at which time the Board increased the size of the Board from eleven (11) directors to twelve (12) directors. Ms. Dickerson was initially recommended for appointment to the Board by our Chief Executive Officer. Pursuant to Section 3.3 of the Company Bylaws, in the event that the authorized number of directors is fixed at nine (9) or more, the Board of Directors is to be divided into three classes, designated Class I, Class II and Class III. Each class shall consist of one-third of the directors or as close an approximation as possible. Each director in each class is elected for a term running until the third annual meeting next succeeding his or her election, until his successor shall have been duly elected and qualified. Accordingly, each nominee director, if elected, will hold office as follows until his or her successor is duly elected and qualified for the following terms:

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Nominee		Expiration of Term

Donald L.	Barton	2024 (1)
Lynn R.	Dickerson	2023 (1)
Thomas A.	Haidlen	2024 (1)
Daniel J.	Leonard	2024 (1)
Ronald C.	Martin	2024 (1)

(1) If elected at the June 15, 2021 meeting.

The following table indicates the terms of the incumbent directors who are not up for election at the 2021 Annual Meeting:

Nominee		Expiration of Term

James L.	Gilbert	2022
H. Randolph	Holder	2022
Janet S.	Pelton	2022
Danny L.	Titus	2022
Christopher M.	Courtney	2023
Allison C.	Lafferty	2023
Terrance P.	Withrow	2023

The Board does not have term limits, instead preferring to rely upon the evaluation procedures described herein as the primary methods of ensuring that each director continues to act in a manner consistent with the best interests of the shareholders and the Company.

Number and Composition of Board Committees

The Board may delegate portions of its responsibilities to committees of its members. These standing committees of the Board meet at regular intervals to attend to their particular areas of responsibility. Our Board has six (6) standing committees: Nominating Committee, Audit Committee, Loan Committee, Investment Committee, Compensation Committee and Community Reinvestment Act (“CRA”) Committee. An independent director, as defined by the applicable rules and regulations of the Nasdaq Stock Market, chairs the Board and its other standing committees. The chair determines the agenda, the frequency and the length of the meetings and receives input from Board members.

Committees of the Board

As of the date of this Proxy Statement, our Board had twelve (12) directors and the following six (6) committees:

●	Nominating,

●	Audit,

●	Loan,

●	Investment,

●	Compensation, and

●	CRA Committee.

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Executive Sessions

Independent directors meet in executive sessions throughout the year including meeting annually to consider and act upon the recommendation of the Compensation Committee regarding the compensation and performance of the Chief Executive Officer.

Evaluation of Board Performance

A Board assessment and director self-evaluations are conducted annually in accordance with an established evaluation process and includes performance of committees. The Chairman of the Nominating Committee, who is a rotating independent director, oversees this process and reviews the assessment and self-evaluation with the full Board.

Management Performance and Compensation

The Compensation Committee reviews and approves the Chief Executive Officer’s evaluation of the top management team on an annual basis. The Board (largely through the Compensation Committee) evaluates the compensation plans for senior management and other employees to ensure they are appropriate, competitive and properly reflect objectives and performance.

Director Stock Ownership Guidelines

The Company’s Bylaws require each Board member to hold shares of the Company’s common stock. Although the Board has not fixed any particular target holding, each director is encouraged to hold Company’s common stock for his or her own investment.

Code of Ethics

The Board expects all directors, as well as officers and employees, to display the highest standard of ethics, consistent with the principles that have guided the Company over the years.

We have adopted a Code of Ethics, which is posted on our Internet website at www.ovcb.com, under the “About Us” tab, in the “Investor Relations” section, at the link for “Governance Documents.” Our Code of Ethics helps ensure that the financial affairs of the Company are conducted honestly, ethically, accurately, objectively, consistent with generally accepted accounting principles and in compliance with all applicable governmental law, rules and regulations. We will disclose any amendment to, or a waiver from a provision of our Code of Ethics on our website. Our Code of Ethics applies to our directors, executive officers, employees and consultants.  Our Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, are bound by our Code of Ethics.

Reporting of Complaints/Concerns Regarding Accounting or Auditing Matters

The Company’s Board of Directors has adopted procedures for receiving and responding to complaints or concerns regarding accounting and auditing matters. These procedures were designed to provide a channel of communication for employees and others who have complaints or concerns regarding accounting or auditing matters involving the Company.

Employee concerns may be communicated in a confidential or anonymous manner to the Audit Committee of the Board. The Audit Committee Chairman will make a determination on the level of inquiry, investigation or disposal of the complaint. All complaints are discussed with the Company’s senior management and monitored by the Audit Committee for handling, investigation and final disposition. The Chairman of the Audit Committee will report the status and disposition of all complaints to the Board of Directors.

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INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

Set forth below is certain information with respect to the executive officers of the Company as of the date of this proxy statement:

Name	Age	Position	Officer Since*

Christopher M. Courtney	58	President and Chief Executive Officer	2008
Richard A. McCarty	49	Senior Executive Vice President, Chief Operating Officer and Secretary	2008
Michael J. Rodrigues	51	Executive Vice President and Chief Credit Officer	2008
Janis L. Powers	62	Executive Vice President, Risk Management	2015
Russell E. Stahl	50	Executive Vice President, Chief Information Officer	2017
Gary W. Stephens	58	Executive Vice President, Commercial Banking Group	2019
Jeffrey A. Gall	45	Senior Vice President, Chief Financial Officer	2016

* The Company was formed in 2008 as the bank holding company of Oak Valley Community Bank.

Biographical information for our senior executive officers (SEOs), who are not nominees for election is set forth below.

Christopher M. Courtney has been the Bank’s President since August 2004, Chief Executive Officer since July 2013 and a director since January 2005. He has been Oak Valley Bancorp President and Director since May 2008 and Chief Executive Officer since July 2013. Previously, he has served as the Bank’s Chief Credit Officer and Chief Operating Officer since 1999 and 2000, respectively. Mr. Courtney has over 30 years of diverse banking experience, joining Oak Valley Community Bank in 1996, as a lender, after working for a major bank, a mid-size bank and a small community bank. He graduated from the Wells Fargo Bank Credit Training Program in 1989. Mr. Courtney has a B.S. in Finance and an MBA from California State University, Sacramento. He is also a graduate of the Pacific Coast Banking School at the University of Washington. Mr. Courtney adds banking and operations experience to the Board.

Richard A. McCarty first joined Oak Valley Community Bank in 1996. Mr. McCarty became our Chief Operating Officer in 2017, our Senior Executive Vice President in 2016, our Chief Administrative Officer in 2008 and our Secretary in February 2010. He also served as the Bank’s Executive Vice President and Chief Financial Officer from 2000 to 2015. Mr. McCarty has a B.S. in Finance from California State University, Stanislaus.

Michael J. Rodrigues first joined Oak Valley Community Bank in 1997. He has been the Bank’s Chief Credit Officer since 2006. Mr. Rodrigues has 28 years of diverse banking experience, joining Oak Valley Community Bank in 1997, as a commercial lender.  He has a degree in Business Finance from California Polytechnic State University, San Luis Obispo.  He is also a 2006 graduate of the Pacific Coast Banking School at the University of Washington.

Janis L. Powers joined Oak Valley Community Bank in 2000 after relocating from Wichita, Kansas, which is where her banking career began. Ms. Powers was promoted to her current position of Executive Vice President, Risk Management Officer in January 2015. With over 20 years of diverse banking experience, she has had the opportunity to immerse herself in several of the bank’s business units, including marketing, operations and compliance. In 2005, she moved into Risk Management and began overseeing the bank’s governance and strategy for enterprise risk. Powers also manages Compliance, Audit, BSA, CRA and Fraud Prevention.

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Russell E. Stahl has over 25 years of bank operations experience, including more than two decades within the information technology area. Since joining Oak Valley Community Bank in 1998, he has managed the development, operations, and security of the bank’s technology infrastructure. Mr. Stahl served as Senior Vice President, Information Technology prior to his promotion to Executive Vice President, /Chief Information Officer in January 2017.

Gary W. Stephens joined Oak Valley Community Bank in 2004. Mr. Stephens served as Senior Vice President, Commercial Banking Group prior to his promotion to Executive Vice President, Commercial Banking Group in January 2019. He has over 30 years of commercial banking experience. Stephens has served the bank in a wide variety of roles including Commercial Loan Team Leader, Senior Vice President Credit Administrator, and Senior Vice President Senior Lending Officer. He earned his B.S. Degree in Finance and his MBA from San Jose State University. He is also a 2011 graduate of the Pacific Coast Banking School at the University of Washington.

Jeffrey A. Gall has over 20 years of banking experience and joined Oak Valley Community Bank in 2006. Mr. Gall served as Vice President/Finance since his arrival at Oak Valley until he was promoted to Senior Vice President/Chief Financial Officer in January 2016. Mr. Gall has a B.S. in Business Administration from California State University, Sacramento.

The Board of Directors

The Board of Directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisors (legal counsel, outside auditors, and other consultants), by reading reports and other materials that we send them and by participating in Board and committee meetings.

The Company’s Bylaws currently permit the number of Board members to range from seven (7) to thirteen (13), leaving the Board authority to fix the exact number of directors within that range. The Board has currently fixed the number of directors at twelve (12).

Directors

Biographical information of our current directors, who are not executive officers and are not nominees for election, is set forth below:

James L. Gilbert, 76, has been a Director of the Bank since 1991 and of Oak Valley Bancorp since 2008.  Mr. Gilbert has lived in Oakdale, California since 1946.  Mr. Gilbert is an owner and executive of A.L. Gilbert Co., a business that has been in Oakdale for over 125 years. Mr. Gilbert has been involved in the feed and seed business as well as retail feed stores and almond farming for approximately 50 years. Mr. Gilbert enhances the connection between the Board and our community.

H. Randolph Holder, 66, has been a director of the Bank and Oak Valley Bancorp since January 2016. Holder is President and CEO of Clarke Broadcasting Corp., which owns and operates KVML, KZSQ, and KKBN, which are Sonora’s local radio stations since 1986. In 2000, he launched the mymotherlode.com website and community portal. Holder resided in Sonora from 1986 to 1999 and currently maintains his businesses and a home in the community. He has been active in community affairs and is past President of the Tuolumne County Chamber of Commerce, the Economic Development Company of Tuolumne County, and a past Director of the Sonora Community Hospital Governing Board. Mr. Holder brings valuable business experience as well as an understanding of the local community.

Allison Cherry Lafferty, 46, was appointed to the boards of the Bank and Oak Valley Bancorp in October 2017. Ms. Lafferty is President and Managing Shareholder at Kroloff, Belcher, Smart, Perry & Christopherson, a Professional Law Corporation. She has been with the firm since 1999, owner since 2006, and served as Managing Partner since 2014. Ms. Lafferty earned her Juris Doctorate from the University of the Pacific, McGeorge School of Law in Sacramento, With Distinction. She has previously served as a member of the California State Bar Business Law Section, Agribusiness Committee, and currently serves as a board member of the Stockton Arts Commission and Stockton Civic Theatre. Ms. Lafferty is a San Joaquin County resident and brings legal and business transactions expertise to the Board.

Janet S. Pelton, 66, has been a director of the Bank and Oak Valley Bancorp since June 2013. Ms. Pelton, a licensed certified public accountant since 1980, is currently the tax partner and former managing partner from 2003 to 2013, for Atherton & Associates, LLP, a full-service public accounting firm based in Modesto, California. She has practiced in public accounting for over 30 years, providing income tax and estate tax planning and preparation services to individuals, partnerships and corporations. Ms. Pelton brings tax and accounting expertise to the Board.

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Danny L. Titus, 76, has been a director of the Bank since 1992 and of Oak Valley Bancorp since 2008. Mr. Titus served as the President of Situs Investments, Inc. from 1989 to 2017, which manages real estate and investments. During the period from 1979 to 1988, Mr. Titus was the general manager of Steelgard, Inc., which manufactured portable buildings. Mr. Titus brings investment expertise to the Board.

Terrance P. Withrow, 61, was appointed to fill a vacancy on the boards of the Bank and Oak Valley Bancorp in November 2013. Mr. Withrow, a licensed certified public accountant since 1984, has served as Managing Partner of Withrow & Baggett, LLP, a full-service public accounting firm based in Modesto, California, since 2005. Mr. Withrow is a current member of the California Society of CPAs and has served as a Stanislaus County Supervisor for District 3 since 2011. Mr. Withrow is also an almond and grape farmer. Mr. Withrow enhances the connection between the Board and our community along with bringing accounting expertise to the Board.

Board Leadership Structure

The Board of Directors is committed to maintaining an independent Board, and for many years, a majority of the Board has been comprised of independent directors. It has further been the practice of the Company to separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The Chairman of the Board facilitates communication among the independent directors and between the independent directors and the Chief Executive Officer, presides over meetings of the full Board (including executive sessions) and runs the agenda of such meetings. The Board believes that the separation of the duties of the Chief Executive Officer and the Chairman of the Board eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director can best provide the necessary leadership and objectivity required as Chairman of the Board.

Board Authority for Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management of the Company. The Board monitors, reviews and reacts to material enterprise risks identified by management. The Board receives specific reports from executive management on financial, credit, liquidity, interest rate, capital, operational, cyber security, legal compliance and reputation risks and the degree of exposure to those risks. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders.

Several Board committees are responsible for risk oversight in specific areas. The Audit Committee oversees financial, accounting and internal control risk management policies. The Audit Committee also approves the independent auditor and its annual audit plan. The Audit Committee reports periodically to the Board on the effectiveness of risk management processes in place and the overall risk assessment of the Company’s activities. The Compensation Committee assesses and monitors risks in the Company’s compensation program. The Loan Committee reviews risks in our lending activities. The Investment Committee periodically assesses the risks of our investment portfolio.

COVID-19 Pandemic Risk Oversight

Throughout the COVID-19 pandemic, the Board has overseen our crisis management policies and responses to ensure that we identify and respond to emerging risks and provide meaningful updates to our stakeholders. In particular, through regular updates and communications with management, the Board has actively participated in overseeing the impact of the COVID-19 pandemic on our employees and business operations and our financial position and results of operations; understanding how management is assessing the impact, and considering the nature and adequacy of management’s responses, including health safeguards, business continuity, internal communications, and infrastructure; and reviewing stakeholder communications plans with management, ensuring effective and transparent communications.

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Director Independence

As of the Record Date of April 21, 2020, each of the persons either serving on the Board or nominated for election as a director, except for Christopher M. Courtney and Thomas J. Haidlen, was “independent” within the meaning of the applicable Nasdaq Stock Market listing’s rules.

In making its independence determinations, the Board considered transactions that occurred since the beginning of fiscal year 2020 between the Company and entities associated with the independent directors or members of their immediate family. All identified transactions that appeared to relate to the Company and a family member of, or entity with a known connection to, a director was presented to the Board for consideration.

In making its subjective determination that each of the Company’s directors other than Mr. Courtney and Mr. Haidlen is independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management which consisted of the transactions described below in “Certain Relationships and Related Party Transactions.”

Committees of the Board

The Board delegates portions of its responsibilities to committees comprised of Board members. These standing committees of the Board meet at regular intervals to attend to their particular areas of responsibility. The Board has six (6) standing committees: the Nominating Committee, the Audit Committee, the Compensation Committee, the Loan Committee, the Investment Committee, and the CRA Committee.

The Compensation, Audit, and Nominating Committee charters are available on our Internet website at www.ovcb.com, under the “About Us” tab, in the “Investor Relations” section, at the link for “Governance Documents.”

Nominating Committee

The Nominating Committee identifies individuals qualified to become Board members and makes recommendations to the full Board of candidates for election to the Board, leads the Board in an annual review of its performance, and recommends director appointments to Board committees. Subject to the standards required by applicable Nasdaq Stock Market listing rules, the Nominating Committee is comprised solely of independent directors of the Board. The Nominating Committee, consisting of ten (10) independent Directors, makes recommendations to the Board regarding the Board’s composition and structure, nominations for elections of Directors, and policies and processes regarding principles of corporate governance to ensure the Board’s compliance with its fiduciary duties to the Company and its shareholders.  The Nominating Committee reviews the qualifications of, and recommends to the Board, candidates as additions, or to fill Board vacancies, if any were to occur during the year.

The Nominating Committee determines the required selection criteria and qualifications of Director nominees based upon the Company’s needs at the time nominees are considered.  In general, Directors are expected to possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s shareholders.  In addition to the foregoing considerations, the Nominating Committee considers criteria such as strength of character and leadership skills, general business acumen and experience, broad knowledge of the banking industry, number of other board seats, and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the Board.  The Nominating Committee considers these criteria for all candidates regardless of whether a candidate was identified by the Nominating Committee, by shareholders, or by any other source.

The goal of the Nominating Committee is to seek to achieve a balance of knowledge and experience on the Company’s Board.  To this end, the Nominating Committee seeks nominees with the highest professional and personal ethics and values, an understanding of the Company’s business and industry, diversity of business experience, expertise and backgrounds, a high level of education, broad-based business acumen and the ability to think strategically. The Nominating Committee ensures that the composition of the current Board reflects diversity in business and professional experience, skills, and gender, and complies with all applicable listing and state law requirements. Our Board and Nominating Committee are committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which new candidates are selected. The Nominating Committee reviews the effectiveness of its charter in achieving the goals of the Nominating Committee as stated therein annually.

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The members of the Nominating Committee are Messrs. Barton, Dickerson, Gilbert, Leonard, Lafferty, Martin, Pelton, Holder, Titus and Withrow.  Mr. Gilbert is the Chairman of the Nominating Committee.  The Nominating Committee met two (2) times in 2020.  The Board has determined that all members of the Nominating Committee are “independent” under the applicable rules and regulations of the Nasdaq Stock Market.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). The Audit Committee assists the Board in fulfilling the Board’s responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and risk assessment and risk management. In addition, the Audit Committee reviews and discusses the annual audited financial statements with management and the independent auditors prior to finalizing and filing the Annual Report on Form 10-K with the SEC; reviews and discusses with management and the independent auditors any significant changes, significant deficiencies and material weaknesses regarding internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002, oversees the internal audit function and the audits directed under its auspices, and establishes policies to ensure all non-audit services provided by the independent auditors are approved prior to work being performed. The Audit Committee also prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the Committee’s performance; appoints, evaluates and determines the compensation of our independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on our financial statements. The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company to retain, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The members of the Audit Committee are Messrs. Gilbert, Lafferty, Leonard, Pelton, Titus and Withrow. Ms. Pelton is the Chair of the Audit Committee. The Audit Committee held eight (8) meetings during fiscal 2020. The Audit Committee consists solely of independent members as defined in the Nasdaq Stock Market listing rules and Section 10A of the Securities Exchange Act of 1934.

The Board of Directors has determined that Mr. Withrow and Ms. Pelton, have: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions.

Therefore, the Board has determined that Mr. Withrow and Ms. Pelton, each meet the definition of “audit committee financial expert” under the applicable rules and regulations of the SEC and are “financially sophisticated” as defined by the applicable rules and regulations of the Nasdaq Stock Market. The designation of a person as an audit committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933, as amended. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other audit committee member or any other director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules and Rule 10A-3(b)(1) promulgated under the Exchange Act.

The Audit Committee Report for 2020 appears on page 42 of this Proxy Statement.

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Compensation Committee

The Compensation Committee establishes our compensation policy, determines the compensation paid to our executive officers and non-employee directors, recommends executive incentive compensation plans and equity-based plans and approves other compensation plans and retirement plans, and performs the various reviews required by the regulations enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Compensation Committee approves corporate goals related to the compensation of the executive officers, evaluates the executive officers’ performance and compensates the executive officers based on this evaluation. Messrs. Barton, Dickerson, Gilbert, Lafferty, Leonard, Martin, Pelton, Holder, Titus and Withrow are members of the Compensation Committee. Mr. Leonard is the Chairman of the Compensation Committee. The Compensation Committee held four (4) meetings during fiscal 2020. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(d)(2) of the Nasdaq Stock Market Rules, and the Compensation Committee consists solely of “independent directors” as defined in the Nasdaq Stock Market listing rules and Section 10C of the Securities Exchange Act of 1934.

Loan Committee

The Loan Committee monitors the activities of our lending function utilizing information presented to it by management at regular meetings of the committee. This includes, but is not limited to, the review of trends in outstanding credit relationships, key quality measures, significant borrowing relationships, large problem loans, industry concentrations, all significant lending policies, and the adequacy of the allowance for loan losses. The Loan Committee also reviews lending-related reports from regulators, auditors, and internal personnel.

Each member of the Board of Directors serves on the Loan Committee, and Mr. Titus is the Chair of the Loan Committee. The Loan Committee held twenty-one (21) meetings during fiscal 2020.

Investment Committee

The Investment Committee reviews, identifies and classifies our assets based on credit risk, in accordance with regulatory guidelines. The Committee is also responsible for reviewing asset valuation and classification policies, as well as developing and monitoring asset disposition. In addition, the Committee reviews and monitors the Company’s investment portfolio, liquidity position and the risk of our interest-earning assets in comparison to its interest-bearing liabilities.

Messrs. Barton, Courtney, Holder, Leonard, Martin, Pelton and Titus serve on the Investment Committee, and Mr. Barton is the Chairman of the Investment Committee. The Investment Committee held four (4) meetings during fiscal 2020.

CRA Committee

The CRA Committee is responsible for oversight of our performance under the requirements of the Federal Community Reinvestment Act of 1977 and similar state law requirements. Messrs. Barton, Courtney, Gilbert, Haidlen, Lafferty, Martin, Titus and Withrow serve on the CRA Committee, and Mr. Titus is the Chairman of the CRA Committee. The CRA Committee held four (4) meetings during fiscal 2020.

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Delinquent Section 16(a) Reports

This information was disclosed in the Annual Report on Form 10-K that we filed with the SEC on March 31, 2021.

Certain Relationships and Related Party Transactions

Some of our Directors and the companies with which they are associated are our customers, and we expect to have banking transactions with them in the future. All loans and commitments to lend were made in the ordinary course of our business and were in compliance with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness. These transactions do not involve credits which are different than extended to non-Board customers more than a normal risk of collectability or present other unfavorable features. We have a policy regarding the review of the adequacy and fairness of Bank loans to directors and officers. Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to one of its officers or directors. There are several exceptions to this general prohibition, including loans made by an FDIC insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and officers comply with the Federal Reserve Act and the Federal Reserve Board’s Regulation O and, therefore, are excepted from the prohibitions of Section 402.

All loans to Directors or executive officers would be subject to the limitations prescribed by California Financial Code Section 1360, et seq. and by the Financial Institutions Regulatory and Interest Rate Control Act of 1978.

From time to time, some of the Company’s Directors, directly or through affiliates, may perform services for the Bank. These activities are performed in the ordinary course of the Bank’s business and are subject to strict compliance with the policies outlined below. In 2020, the Company made payments totaling $924,000 to Crown Painting and Design Studio 120, companies affiliated with a Thomas Haidlen’s daughter, for renovation and design work performed in connection with various projects and maintenance on the Bank’s branches.

Policies and Procedures for Approving Related Party Transactions

Our Board of Directors is committed to the highest levels of honesty and integrity and, as such, takes related party transactions very seriously and adheres to very strict policies and procedures that exceed typical practices of other boards of directors to handle “related party transaction” issues.

A “related party transaction” is a transaction in an amount exceeding $120,000 between the Company or the Bank and any “related person,” including any transaction requiring disclosure under Item 404 of Regulation S-K. Generally, a “related person” is (i) any person who is, or was at any time since the beginning of the Company’s last fiscal year, a director or executive officer of the Company or the Bank or a nominee to become a director of the Company or the Bank; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member (i.e., any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law), and any person (other than a tenant or employee) sharing the household, of any of the persons described in (i) or (ii); and (iv) any firm, corporation or other entity in which any of the persons described in (i), (ii) or (iii) is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The general policy of the Board of Directors is that each Director and prospective director must disclose any “related party transaction” to the Board before such transaction may occur and, furthermore, that such transaction may thereafter be consummated if and only if (i) a majority of “non-interested” directors approves such transaction, and (ii) such transaction is on terms comparable to those that would be obtained in arm length dealings with an unrelated third party. A “non-interested” director is a director who is not directly or indirectly involved in the “related party transaction.” A director is deemed to be not directly involved if the director is not involved in the transaction, and a director is deemed to be not indirectly involved if the transaction does not involve any of the director’s immediate family members or any firm, corporation or other entity of which the director is an employee, partner, principal or in a similar position or a 10% or greater beneficial owner.

In making its decision on whether or not to approve a transaction, the Board also considers the benefits the Company or the Bank would receive in the transaction; the impact the transaction would have on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to our employees generally.

In addition, the Board has stated that it is the responsibility of each director and prospective director to disclose to the Board any relationship that may not necessarily involve a “related party transaction” but that could impair his or her independence or pose any conflict of interest with the Company or the Bank, including (i) affiliations of a director or prospective director; (ii) affiliations of an immediate family member (i.e., child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) or anyone other person, other than a domestic employee, who shares a director or prospective director’s home; and (iii) affiliations of a director or prospective director with the Company or Bank (a) customer, supplier, distributor, dealer, reseller or other channel partner, (b) lender, outside legal counsel, investment banker or consultant, (c) significant shareholder, (d) charitable or not-for-profit institution that has received or receives donations from the Company or the Bank, or (e) competitor or other person having an interest adverse to us.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring the compensation structure, policies and programs of the Company. The individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2020, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.”

The Compensation Committee is responsible for assessing and approving the total compensation structure paid to the Chief Executive Officer and the other executive officers, including the named executive officers. Thus, the Compensation Committee is responsible for determining whether the compensation paid to each of these executive officers is fair, reasonable and competitive, and whether it serves the interests of the Company’s shareholders.

This Compensation Discussion and Analysis identifies the Company’s current compensation philosophy and objectives and describes the various methodologies, policies and practices for establishing and administering the compensation programs of the named executive officers.

Overview

2020 was another record year of profitability for the company, driven by solid loan growth and strong core financial performance. The economic strain brought on by the COVID-19 pandemic impacted a significant portion of our customer base, and we responded promptly by participating in the Paycheck Protection Program (“PPP”) program, allowing us to assist business customers and providing a revenue stream for the Company in the form of loan fees and interest. Credit Quality remained stable as evidenced by the fact that non-performing assets were reduced to zero by December 31, 2020. Nevertheless, given the difficulty in assessing the timing and pace of the economic recovery cycle, the Company continues to manage executive compensation conservatively.

The objectives of the Company’s executive compensation program are to align a portion of each executive officer’s total compensation with the annual and long-term performance of the Company and the interests of the Company’s shareholders.  The Compensation Committee continues to review our compensation program to seek to achieve shareholder value and continue to motivate and retain our senior management.

Overview of Compensation Philosophy

Our executive compensation policy is to provide the Company’s executive officers with compensation opportunities which are based upon their personal performance, the annual and long-term performance of the Company, the interests of the Company’s shareholders and their contribution to that performance, while maintaining a level of compensation that is competitive enough to attract and retain highly skilled individuals.

The Compensation Committee believes that the most effective executive compensation programs are those that align the interests of each executive with those of the Company’s shareholders. The Compensation Committee believes that a properly structured compensation program will attract and retain talented individuals and motivate them to achieve specific short-term and long-term strategic objectives. Over the years, we have been very successful in retaining a strong core group of executive officers, and we have been providing growth and value for our shareholders. For this reason, an important objective of the Compensation Committee is to ensure that the compensation of our named executive officers is comparable to that of similar positions at other financial institutions that are similar to us in terms of size and geographic service area, so that we can continue to attract and retain executives and achieve our strategic objectives.

Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of annual financial, strategic and operational objectives in addition to individual contributions to these objectives, and (iii) long-term stock-based incentive awards designed to strengthen the mutual interest of the Company’s executive officers and its shareholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company’s financial performance and stock price rather than base salary.

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Stock awards, such as stock options and/or restricted stock, are available to reward the long-term efforts of management and to retain management. Equity awards can also increase our management team’s ownership stake in the Company, further aligning the interests of the executives with those of our shareholders. We also consider other forms of executive pay, including salary continuation benefits, as a means to attract and retain our executive officers, including the named executive officers.

The Company and the Compensation Committee believe our compensation philosophy, policies and objectives outlined within this Compensation Discussion and Analysis are appropriately designed to allow us to effectively compensate our employees both during times of positive performance and in times of weak performance.

Compensation Program Objectives and Rewards

The Company’s compensation and benefits programs are driven by our business environment and are designed to enable us to achieve our mission and adhere to the Company values.

The programs’ objectives are to foster our position as a leading community bank in our service areas; attract, engage and retain a qualified workforce; maintain an effective administrative structure in line with our growth and performance; and incentivize our employees to reach our business objectives.

The guiding principles behind our programs are to promote and maintain a high-performance banking organization; continue to invest in our administration and operations; remain competitive in our marketplace for talent; and balance our compensation costs with our desire to provide value to our employees and shareholders.

We measure the success of our programs by our overall business performance and employee engagement; our ability to attract and retain key talent; our costs and business risks and return; and our ability to accommodate further growth in our organization using the existing administrative infrastructure.

All compensation and benefits for our named executive officers reflect, as their primary purpose, our need to attract, retain and motivate the highly talented individuals who will engage in the behaviors necessary to execute the programs’ objectives outlined above, and to enable us to maintain and create shareholder value in a highly competitive marketplace.

Accordingly, each component of our compensation and benefits has a specific purpose designed to reward different behaviors:

●    Base salary and benefits are designed to reward core competence in the executive role relative to skills, position and contributions to the Company, and to provide fixed cash compensation with merit increases competitive with the marketplace.

●    Annual incentive variable cash awards are designed to focus employees on annual financial objectives derived from the business plan that lead to long-term success; provide annual variable performance-based cash awards to reward and motivate achievement of critical annual performance metrics selected by the Compensation Committee; and foster a pay-for-performance culture that aligns our compensation programs with our overall business strategy.

●    Equity-based compensation awards when granted link compensation rewards to the creation of shareholder wealth; promote teamwork by tying compensation significantly to the value of our common stock; attract the next generation of management by providing significant capital accumulation opportunities; and retain executives by providing a long-term-oriented program pursuant to which value can be achieved only by remaining with and performing with the Company.

●    A supplemental executive retirement program facilitates our ability to attract and retain executives as we compete for talented employees in a marketplace where similar programs and plans are commonly offered.

We believe this combination of compensation and benefits provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.

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When considering all factors, total compensation is generally targeted at the median of our Compensation Peer Group, which consists of bank holding companies of community banks having deposit bases and geographical service areas similar to ours. We target that level in order to retain and motivate talented individuals who can help us implement our objectives discussed above.

Role of Compensation Committee in Determining Compensation

The Compensation Committee has overall responsibility and authority for approving and evaluating the compensation programs and policies pertaining to our executives, including the named executive officers. The Compensation Committee is also responsible for reviewing and submitting to the Board of Directors recommendations concerning director compensation. When making individual compensation decisions regarding a named executive officer, the Compensation Committee takes many factors into account, including the executive’s experience, responsibilities, management abilities and job performance, the overall performance of the Company, current market conditions and competitive pay for similar positions at comparable companies. In addition, the Compensation Committee reviews the relationship of various positions between departments, the affordability of desired pay levels, and the importance of each position within the Company. These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting.

Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee. Our Chief Executive Officer attends those portions of the Compensation Committee meetings relating to the compensation of the other executive officers. Decisions relating to the Chief Executive Officer’s pay are made by the Compensation Committee, without management present. The Compensation Committee reports its activities to our Board of Directors.

The Compensation Committee relies on the input and recommendations of our Chief Executive Officer when evaluating these factors relative to the compensation of other executive officers. Because the Chief Executive Officer works closely with and supervises our executive team, the Compensation Committee believes that the Chief Executive Officer provides valuable insight in evaluating their performance. Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each named executive officer and his perspective on the factors described above in developing his recommendations for the compensation of the other executives, including salary adjustments, cash incentive bonuses, annual equity grants, and equity grants awarded in conjunction with promotions. The Chief Executive Officer also provides the Compensation Committee with additional information regarding the effect, if any, of market competition and changes in business strategy or priorities. The Compensation Committee discusses our Chief Executive Officer’s recommendations and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

Stockholder Advisory Vote on Executive Compensation

The Compensation Committee is very interested in the ideas and any concerns of our shareholders regarding executive compensation. An advisory vote on executive compensation was last presented at the 2019 Annual Meeting of Shareholders and approved by 98% of votes cast (for or against) by shareholders. In evaluating our compensation practices in 2020, the Compensation Committee was mindful of the support our shareholders expressed for the Company’s philosophy of linking compensation to operational objectives and the enhancement of stockholder value. As a result, the Compensation Committee retained its approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior year in determining executive compensation and made no material structural changes during 2020.

The Company Compensation Program

Market Positioning and Pay Benchmarking

The Compensation Committee considers the median compensation values of Northern California-based financial institutions that are similar in size to us in determining the compensation of the Chief Executive Officer and the other named executive officers. The data that the Compensation Committee considers are derived from reports from the California Bankers Association, prepared by Pearl Meyer & Partners, LLC (“Pearl Meyer”), a professional compensation consulting firm. These comparative survey data reports are used to benchmark executive compensation levels against banks that have executive positions with responsibilities similar in breadth and scope to ours and that compete with us for executive talent.  For example, in 2020 our Compensation Committee reviewed the California Bankers Association report, which includes approximately 58 California banks.  The Compensation Committee uses banks, each having assets between $901 million and $1.20 billion with average assets of about $1.05 billion, as the bank’s peer group.  In 2020, our Compensation Committee also engaged the services of Pearl Meyer to conduct a thorough review of our executive compensation for fairness as compared to peer banks with similar size, structure, and responsibilities. In the process of selecting Pearl Meyer as its compensation consultant, our Compensation Committee considered Pearl Meyer’s independence by taking into account the factors prescribed by the Nasdaq listing rules. Based on this evaluation, the Committee determined that no conflict of interest existed with respect to Pearl Meyer. Pearl Meyer did not provide any other services to the Company.

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With such information, the Compensation Committee reviewed and analyzed compensation for each executive and made adjustments as appropriate. The actual positioning of each named executive officer’s compensation was based on considerations of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within the Company, the scope of the executive’s responsibility (including risk management and corporate strategic initiatives), and the individual’s success in promoting our core values and demonstrating leadership.

Pay Mix

We do not allocate between cash and non-cash compensation or short-term versus long-term compensation based on specific percentages. Instead, we believe that the compensation package for our executives should be generally in line with the prevailing market, consistent with each executive’s level of impact and responsibility.

Chief Executive Officer Compensation

Each year, the Compensation Committee meets with the other independent directors on our Board of Directors in an executive session to evaluate the performance of the Chief Executive Officer. In 2020, the Compensation Committee considered management’s continuing achievement of its short- and long-term goals versus its strategic objectives as well as financial targets. Emphasis was placed on performance factors of the Company’s business units and on personal performance goals established annually by the Compensation Committee.

The Compensation Committee determined that the Chief Executive Officer’s base salary in 2020 was aligned with the Company’s compensation philosophy and is aligned with a comparable median salary of peer institutions.

Components of Executive Officer Compensation

Base Salaries

In accordance with our compensation objectives, salaries are set and administered to reflect the value of the position in the marketplace, the career experience of the individual, and the contribution and performance of the individual. The base salary of each named executive officer is determined annually by the Compensation Committee, in accordance with the Compensation Committee’s evaluation of the Company’s overall compensation programs and policies.

Base salaries for our executive officers are based on the scope of their responsibilities as well as review of competitive compensation data from peer institutions. For 2020, the Compensation Committee considered the pay practices of such institutions and data from published compensation surveys discussed above. In evaluation of the base salaries for the named executive officers, the Compensation Committee also considers the minimum, mid-range and maximum salaries paid to similarly situated positions at other comparable companies of our size in our geographic and market areas, as well as the performance levels of the named executive officer. In 2020, the Compensation Committee determined to increase the salaries of all our executive officers by approximately 3%, which is the increase generally applicable to all employees, which represents a cost of living adjustment, except for Mr. Gall, who received a 6% increase based on data from a peer group analysis report published by the California Bankers Association. The amount of base salary that each executive officer earned in 2020 is reflected below in the Summary Compensation Table. Base salary drives the formula used to determine any annual bonus payable to executive officers.

Bonuses

Traditionally, our annual incentive compensation opportunities for named executive officers are established by the Compensation Committee upon consideration of many factors, including, but not only limited to, their performance as compared against performance objectives. Our bonuses to executive officers normally accrue quarterly based on the estimated annual financial metrics and corresponding annual bonuses reflected in the tables below, and are payable in the quarter immediately after the accrual, with any true-up occurring after the end of the fiscal year.

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The accrual of bonuses is typically calculated as a percent of salary. Such incentive levels are designed to provide for the achievement of threshold, target and maximum performance objectives.  The financial metrics, performance objectives, and the formula for computing the performance bonus are established by the Compensation Committee early in each fiscal year.

The bonus award opportunities are derived in part from comparative data and in part by the Compensation Committee’s judgment on internal equity of the positions, their relative value to the Company and the desire to maintain a consistent annual incentive target for the Chief Executive Officer and the other named executive officers.

The 2020 bonus award opportunities assigned as a percentage of base salary are as follows:

	As a percent of base salary
Position	Threshold	Target	Maximum

Christopher M. Courtney Chief Executive Officer and President	15%	50%	55%

Richard A. McCarty Senior Executive Vice President, Chief Operating Officer and Secretary	15%	44%	50%

Gary W. Stephens Executive Vice President/ Commercial Banking Group	15%	36%	40%

Michael J. Rodrigues Executive Vice President/Chief Credit Officer	15%	36%	40%

Jeffrey A. Gall Senior Vice President/ Chief Financial Officer	15%	36%	40%

Each year, performance objectives are generally identified through our annual financial planning and budget process. Senior management develops a financial plan, and the financial plan is reviewed and approved by the Board of Directors. Management recommends and the Compensation Committee reviews and approves the financial metrics that must be met each year in order for awards to be paid, which metrics correspond to the financial plan that is approved by the Board of Directors. These financial metrics are weighted and are intended to motivate and reward eligible executives to strive for continued financial improvement of the Company, consistent with performance-based compensation and increasing shareholder value. The Compensation Committee typically identifies from three to five financial metrics which may be revised from year to year to reflect current business situations.

The financial metrics selected for 2020 related to three base categories: profitability, growth and risk management. Within each category, the Compensation Committee sets specific financial metrics. The Compensation Committee believes return on assets and earnings per share to be valid measurements in assessing how the Company is performing from a profitability standpoint. Earnings per share reflect shareholder returns over the long term. Earnings per share are an accepted measure of growth and efficient use of capital. In addition, the Compensation Committee concluded that management’s compensation should continue to be tied to core deposit growth, since the strength of a Company’s core deposit base is an indication of the Company’s success in customer retention, reduction in interest rate sensitivity and liquidity stabilization.  Finally, the Compensation Committee believes that asset quality measures and audit results are effective measures to monitor the Company’s progress in improving its credit quality.

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The Compensation Committee determines the weighting of financial metrics each year based upon recommendations from the senior management. For 2020, the Compensation Committee weighted the financial metrics as follow:

Category	Percentage Weight

Profitability	70%
Growth	10%
Risk-Management	20%

The Compensation Committee receives recommendations from senior management for financial performance objective ranges. The “target” level generally equates to the approved financial plan. The “threshold” performance level is set below the target level. In making the determination of the threshold and target levels, the Compensation Committee considered specific circumstances anticipated to be encountered by the Company during the coming year. Generally, the Compensation Committee sets the threshold and target levels such that the relative difficulty of achieving the target level is consistent from year to year. The annual performance objectives for fiscal year 2020 are shown below:

Financial Metrics	Threshold	Target	Maximum

Return on Assets (Profitability)	0.85%	1.10%	1.20%

Net Income (Profitability)	$11,650	$12,900	$13,600

Core Deposit Growth (Growth)	3%	6%	8%

Loan Growth (Growth)	3%	6%	8%

Nonperforming Assets to Equity (Risk Management)	<2.75%	<1.5%	<1.0%

The Compensation Committee believes that these targets were sufficiently challenging given the economic climate and the level of growth and improvement in the various financial metrics that would have to occur to meet the various performance objectives.

Upon completion of the 2020 fiscal year, the Compensation Committee assessed the performance of the Company for each financial metric, comparing the actual fiscal year results to the pre-determined performance objectives for each financial metric calculated with reference to the pre-determined weight assigned to the financial metric, and calculated the overall percentage amount for each named executive officer’s bonus award.

The table below reflects actual result of our financial metrics for 2020, four of which met the target, while the other one fell just below:

Financial Metrics	2020 Actual Results

Return on Assets	1.00%

Net Income	$13,687

Core Deposit Growth	40.8%

Loan Growth	6.8%

Nonperforming Assets to Equity	0.0%

~ 24 ~

Consequently, bonuses were paid in the amounts set forth below.

Position	Payout ($)	Percentage of Target

Christopher M. Courtney Chief Executive Officer and President	176,632	96%

Richard A. McCarty Senior Executive Vice President, Chief Operating Officer and Secretary	107,802	96%

Gary W. Stephens Executive Vice President/ Commercial Banking Group	64,045	95%

Michael J. Rodrigues Executive Vice President/Chief Credit Officer	77,340	98%

Jeffrey A. Gall Senior Vice President/ Chief Financial Officer	62,809	94%

Equity-Based Compensation

The Compensation Committee approves all awards under the 2018 Stock Plan and acts as the administrator of the 2018 Stock Plan. The Compensation Committee is responsible for determining equity grants to all staff members, including named executive officers, and in doing so considers past grants, corporate and individual performance, the individual title, role and responsibilities and the recommendations of our Chief Executive Officer for staff members other than himself. In 2020, the Compensation Committee granted 9,386 shares of restricted stock to our named executive officers as a group, under the 2018 Stock Plan, as set forth below, which vest 20% annually over five years beginning on February 28, 2021, subject to being a service provider through each vesting date, except in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. These stock awards will vest immediately upon retirement if the named executive officer is at retirement age.

Position	Number of Shares

Christopher M. Courtney Chief Executive Officer and President	3,443

Richard A. McCarty Senior Executive Vice President, Chief Operating Officer and Secretary	2,388

Gary W. Stephens Executive Vice President/ Commercial Banking Group	1,185

Michael J. Rodrigues Executive Vice President/Chief Credit Officer	1,185

Jeffrey A. Gall Senior Vice President/ Chief Financial Officer	1,185

Additional information on long-term awards for executive officers is shown on pages 32 through 37 of this proxy statement.

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401(k) Plan

The Company maintains a plan that complies with the provisions of Section 401(k) of the Internal Revenue Code (the “Code”). Substantially all our employees are eligible to participate in this plan, and eligibility for participation commences upon hiring. The Company’s executive officers are eligible to participate in this program, subject to any applicable tax laws.  The Company contributes a percentage matching contribution to the same degree as all other employees. The matching contribution is 75% on all deferred amounts up to IRS limits.

Health and Welfare Benefits

The Company offers health and welfare programs to all eligible employees. The programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability.

Automobile Benefits

Our named executive officers are offered Company-paid automobile allowances as indicated by the Auto Compensation in the table above. We believe that it is important to compensate our executive officers for all expenses incurred while traveling for work to allow our executive officers to concentrate on their responsibilities and our future success.

Salary Continuation Agreements

In August 2001, the Board of Directors of the Company approved salary continuation agreements (“Continuation Agreements”) between the Bank and Messrs. Courtney and McCarty.  Under the original Continuation Agreements, Messrs. Courtney and McCarty were entitled to receive maximum annual payments of $85,000 and $65,000, respectively, for a period of 20 years following their retirement at the age of 62 (the “Normal Retirement Age”). These agreements were subsequently revised to provide for shorter benefit payment periods of fifteen years. As a result, Mr. Courtney will receive $104,000 annually for fifteen years and Mr. McCarty will receive 80,000 annually over fifteen years. In the event of disability while employed with us prior to the Normal Retirement Age, each named executive officer will receive a benefit equal to the retirement liability balance accrued by us at the time of disability.  In the event of early termination, the named executive officer will receive a vested portion of his retirement liability balance accrued by the Company at the time of such early retirement.  The benefit is fully vested. In the event the named executive officer dies prior to termination of the Continuation Agreement, the beneficiary of such named executive officer will receive from the Company a lump sum death benefit amount.

In February 2008, we entered into a Continuation Agreement with Michael J. Rodrigues. Under the Continuation Agreement, Mr. Rodrigues was originally entitled to receive a maximum annual payment of $50,000 for a period of 20 years following his retirement at the age of 62. The agreement for Mr. Rodrigues was subsequently revised to provide for a shorter benefit payment period of fifteen years. As a result, Mr. Rodrigues will receive $61,125 annually for fifteen years.  In the event Mr. Rodrigues dies prior to termination of the agreement, his beneficiary will receive from the Company a lump sum death benefit amount.

In September 2016, we entered into a Continuation Agreement with Mr. Jeffrey A. Gall. Following his retirement at the age of 62 or upon a change in control, as defined in the Agreement, Mr. Gall will receive $61,125 annually for fifteen years. In the event of disability while employed with us prior to the age of 62, Mr. Gall will receive a benefit equal to the retirement liability balance accrued by the Bank at the time of disability.  In the event of early termination, Mr. Gall will receive the vested portion of his or her retirement liability balance that has accrued at the time of such early retirement.  The vesting schedule is 20% per year of service beginning with the sixth year of service.  In the event Mr. Gall dies prior to termination of the Agreement, his beneficiary will receive from us a lump sum death benefit amount.

In July 2019, we entered into a Continuation Agreement with Mr. Gary W. Stephens. Following his retirement at the age of 65 or upon a change in control, as defined in the Agreement, Mr. Stephens will receive $61,125 annually for fifteen years. In the event of disability while employed with us prior to the age of 65, Mr. Stephens will receive a benefit equal to the retirement liability balance accrued by the Bank at the time of disability.  In the event of early termination, Mr. Stephens will receive the vested portion of his or her retirement liability balance that has accrued at the time of such early retirement.  The vesting schedule is 20% per year of service beginning with the sixth year of service.  In the event Mr. Stephens dies prior to termination of the Agreement, his beneficiary will receive from us a lump sum death benefit amount.

~ 26 ~

The Continuation Agreements also provide that, in lieu of any other benefit under such agreements, the Company will pay the executives any benefit under the agreement to the extent the benefit would not create an excise tax under the excess parachute rules of Section 280G of the Code, and to extent possible, such benefit payment shall be reduced to allow payment within the fullest extent permissible under applicable law.

If a named executive officer under the Salary Continuation Agreement is terminated for cause, we will not pay any benefits under such Salary Continuation Agreement.  For this purpose, the term “cause” means an Executive’s gross negligence or gross neglect of duties, fraud, disloyalty, dishonesty or willful violation of law or significant bank policies in connection with the Executive’s service that results in an adverse effect on the Company.

Insurance Benefits

We have purchased insurance policies for the following named executive officers:

Executive officer	Date policy purchased	Net Employee Death Benefit ($)

Christopher M. Courtney	December 2001	880,000

Richard A. McCarty	December 2001	675,000

Gary W. Stephens	July 2019	250,000

Michael J. Rodrigues	December 2001	250,000
	January 2008	525,000

Jeffrey A. Gall	October 2010	50,000
	September 2016	200,000

Under our Split-Dollar Agreements and Split-Dollar Policy endorsements, the policy interests are divided between us and such individual. We are entitled to any insurance policy death benefits remaining after payment to the individual’s beneficiary.

Compensation Committee Interlocks and Insider Participation

No member of this committee was at any time during 2020 or at any other time an officer or employee of the Company, except for Mr. Martin who was our Chief Executive Officer until his retirement in 2013, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during 2020. Our Compensation Committee is comprised of Messrs. Barton, Dickerson, Gilbert, Lafferty, Leonard, Holder, Martin, Titus, Withrow, Ms. Lafferty and Ms. Pelton, all of whom are independent directors.

~ 27 ~

Prohibition on Speculation in Company Stock

Our stock trading guidelines prohibit executives from speculating in our stock, which includes, but is not limited to, short selling (profiting if the market price of the securities decreases), buying or selling publicly traded options, including writing covered calls, and hedging or any other type of derivative arrangement that has a similar economic effect.

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Section 409A (“Section 409A”) of the Code, among other things, limits flexibility with respect to the time and form of payment of deferred compensation. If a payment or award is subject to Section 409A but does not meet the requirements that exempt such amounts from taxation under Section 409A, the recipient is subject to (i) income tax at the time the payment or award ceases to be subject to a substantial risk of forfeiture, (ii) an additional 20% tax at that time, and (iii) an additional tax equal to the amount of interest (at the underpayment rate of the Code plus one percentage point) on the underpayment that would have accrued had the award been includable in the recipient’s income when first deferred, or if later, when the award ceases to be subject to a substantial risk of forfeiture. Payments or awards under certain of our plans and arrangements either are intended to not constitute “deferred compensation” for purposes of Section 409A (and therefore will be exempt from application of Section 409A) or, if they constitute “deferred compensation,” are intended to comply with the statutory provisions of Section 409A and final regulations issued with respect thereto.

Accounting Considerations

Accounting considerations play an important role in the design of our executive compensation program. Accounting rules require us to expense the fair value of restricted stock awards and the estimated fair value of our stock option grants, which reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense when determining the amount of equity compensation to award.

Risk Assessment of Incentive Compensation Arrangements.

The Compensation Committee meets with the Company’s Chief Executive Officer and Chief Operating Officer, to discuss the overall risk structure, the significant risks identified within the Company, and the process by which the Chief Executive Officer and Chief Operating Officer analyze the risks associated with the executive compensation program. This process includes, among other things, a review of the Company’s programs and discussions with the Compensation Committee’s independent compensation consultant about the structure of the Company’s overall executive compensation program. This review includes the compensation potential under the Company’s incentive plans, the long-term view encouraged by the design and vesting features of the Company’s long-term incentive arrangements, and the extent to which the Compensation Committee and the Company’s management monitor the program. The Compensation Committee also identifies areas of enterprise risk of the Company and evaluates the degree to which participants in a plan perform functions that have the potential to significantly affect overall enterprise risk. The Compensation Committee then analyzes the extent to which design features have the potential to encourage behaviors that could significantly contribute to enterprise risk.

Based on its review, the Compensation Committee has determined that in 2020 the Company’s executive compensation program did not encourage the SEOs (as defined above) to take unnecessary and excessive risks that threaten the value of the Company, and that no changes to these plans were required for this purpose.

In addition to the incentive plans in which our SEOs participate, the Company has incentive programs for other officers and branch employees which reward performance. The Compensation Committee reviewed all non-SEO programs and concluded that none of them, either individually or as a group, presented any material threat to our capital or earnings, encouraged taking undue or excessive risks, or encouraged manipulation or financial data in order to increase the size of an award. The rewards offered are typically based on subjective criteria and are not tied directly to Company performance. Several other plans reward loan production. Internal controls with different levels of review and approvals are designed to prevent manipulation to increase an award.

Compensation Committee Report

Compensation Discussion and Analysis.    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 401(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Daniel J. Leonard (Chairman)

Donald L. Barton

Lynn R. Dickerson (member since January 2021)

James J. Gilbert

Allison C. Lafferty

H. Randolph Holder

Ronald C. Martin

Janet S. Pelton

Danny L. Titus

Terrance P. Withrow

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Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers for services rendered in all capacities to us for the fiscal years ended December 31, 2018, 2019 and 2020 in their respective executive officer capacities with the Company and the Bank:

Summary Compensation Table

						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Comp.	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)(1)	(f)	(g)	(h)(2)	(i)(3)	(j)
Christopher M. Courtney	2018	348,676	184,362	65,384	—	—	115,628	44,626	758,676
CEO and President	2019	359,136	157,572	73,795	—	—	124,447	53,832	768,782
	2020	369,910	176,632	57,464	—	—	133,826	45,789	783,621

Richard A. McCarty	2018	241,823	112,520	45,276	—	—	89,739	32,856	522,214
Senior Executive Vice	2019	249,078	96,170	51,182	—	—	96,606	34,620	527,656
President, Chief Operating Officer and Secretary	2020	256,550	107,802	39,856	—	—	103,908	35,392	543,508

Gary W. Stephens	2018	177,450	58,107	66,000	—	—	—	28,469	330,026
Executive Vice President/	2019	182,774	52,968	—	—	—	57,113	32,295	326,150
Commercial Banking	2020	188,257	64,045	19,778	—	—	62,254	23,748	358,082

Michael J. Rodrigues	2018	206,675	78,681	23,628	—	—	24,869	36,162	370,015
Executive Vice President/	2019	212,875	65,290	25,402	—	—	26,851	36,051	366,469
Chief Credit Officer	2020	219,261	77,340	19,778	—	—	29,179	43,123	388,681

Jeffrey A. Gall	2018	170,000	64,719	23,628	—	—	15,117	28,822	302,287
Senior Vice President/	2019	175,100	55,472	25,402	—	—	16,436	25,350	297,760
Chief Financial Officer	2020	185,606	62,809	19,778	—	—	17,844	24,178	310,215

(1)

Represents the grant date fair value of restricted stock awards granted during the fiscal year, as calculated in accordance with FASB ASC Topic 718, by multiplying the closing price of our stock on the trading day prior to the grant date by the number of shares granted.

(2)

The amounts shown in column (h) for 2020 represent the executive salary continuation plan accrual from January 1, 2020 to December 31, 2020. The amounts in column (h) were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021.

(3)	The amounts shown in column (i) in 2020 include the following for each named executive:

	Economic
	Value of Death	401(k) Plan
	Benefit of Life	Company
	Insurance for	Matching			Auto
	Beneficiaries ($)	Contributions ($)	Vacation ($)	Severance ($)	Compensation ($)
Christopher M. Courtney	1,223	19,500	17,266	—	7,800
Richard A. McCarty	513	14,625	12,454	—	7,800
Gary W. Stephens	285	18,375	0	—	5,088
Michael J. Rodrigues	864	18,750	18,421	—	5,088
Jeffrey A. Gall	126	14,250	4,714	—	5,088

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The economic value of the death benefit amounts shown above reflects the annual income imputed to each executive in connection with Company-owned split-dollar life insurance policies for which the Company has fully paid the applicable premiums. These policies are discussed under the sections of this Proxy Statement titled, “Salary Continuation Agreements”.

Grants of Plan-Based Awards

Grants of Plan-Based Awards—Fiscal 2020

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlyin	Exercise or Base Price of Optio	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (2)	Options (#)	Awards ($/Sh)	Awards ($) (3)
Christopher M. Courtney	NA	55,487	184,955	203,451	—	—	—
	2/28/20							3,443	—	—	57,464

Richard A. McCarty	NA	38,483	112,882	128,275	—	—	—
	2/28/20							2,388	—	—	39,856

Gary W. Stephens	NA	28,239	67,773	75,303	—	—	—
	2/28/20							1,185	—	—	19,778

Michael J. Rodrigues	NA	32,889	78,934	87,704	—	—	—
	2/28/20							1,185	—	—	19,778

Jeffrey A. Gall	NA	27,841	66,818	74,242	—	—	—
	2/28/20							1,185	—	—	19,778

(1)

Reflects threshold, target and maximum cash bonus payments payable to each named executive. Target bonuses were set as a percentage of each named executive officer’s base salary earned for the fiscal year ended December 31, 2020. The dollar value of the actual bonus awards earned for the year ended December 31, 2020 for each named executive officer is set forth in the Fiscal 2020 Summary Compensation Table above. As such, the amounts set forth in these columns do not represent either additional or actual compensation earned by the named executive officers for the year ended December 31, 2020. For a description of the fiscal 2020 bonus opportunities, see “Compensation Discussion and Analysis — Components of Executive Officer Compensation— Bonuses” above.

(2)

Represents grants of restricted stock awards. For a description of these awards, see “Compensation Discussion and Analysis — Components of Executive Officer Compensation-Equity-Based Compensation” above.

(3)

Represents the grant date fair value of restricted stock awards granted in fiscal 2020, as calculated in accordance with FASB ASC Topic 718, by multiplying the closing price of our stock on the grant date by the number of shares granted.

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Outstanding Equity Awards

The following table shows the number of Company unvested shares of restricted common stock held by the Company’s named executive officers as of December 31, 2020.

Outstanding Equity Awards at Year End

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
								Number	Market or
						Number	Market	of	Payout
			Equity			of	Value of	Unearned	Value of
			Incentive			Shares	Shares	Shares,	Unearned
			Plan			or	or	Units or	Shares,
			Awards:			Units of	Units of	Other	Units or
	Number of	Number of	Number of			Stock	Stock	Rights	Other
	Securities	Securities	Securities			That	That	That	Rights
	Underlying	Underlying	Underlying	Options		Have	Have	Have	That Have
	Unexercised	Unexercised	Unexercised	Exercise	Options	Not	Not	Not	Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)(1)	(h)(2)	(i)	(j)

Christopher M. Courtney						8,509	141,420

Richard A. McCarty						5,898	98,025

Gary W. Stephens						2,985	49,611

Michael J. Rodrigues						2,959	49,179

Jeffrey A. Gall						2,959	49,179

(1)

The market values of the restricted stock awards are calculated by multiplying the number of restricted shares shown in the table by $16.62, the closing price of our shares of our common stock on December 31, 2020, the last trading day of fiscal 2020.

(2)

The restricted stock awards vest 20% annually over five years, subject to being a service provider through each vesting date, except in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.

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Option Exercises and Vested Stock Awards

The following table sets forth information with regard to the exercise and vesting of stock options and vesting of shares of restricted stock for the year ended December 31, 2020, for each of the named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares Acquired	Value Realized	Shares Acquired	Realized on
	on Exercise	upon Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
Christopher M. Courtney	—	$—	1,414	$23,600

Richard A. McCarty	—	$—	981	$16,373

Gary W. Stephens	—	$—	600	$10,014

Michael J. Rodrigues	—	$—	497	$8,295

Jeffrey A. Gall	—	$—	497	$8,295

Funding of Salary Continuation Agreements Through Split-dollar Life Insurance Policies

Company-owned split-dollar life insurance policies support the Company’s obligations under each Salary Continuation Agreement. The premiums on the policies are paid by the Company. The cash value accrued on the policies supports the payment of the supplemental benefits for each participant. In the case of death of the participant, the participant’s designated beneficiaries may receive up to 100% of the net-at-risk insurance (which means amount of the death benefit in excess of the cash value of the policy).

The following table shows the present value of the accumulated benefit payable to each of the named executive officers, including the number of service years credited to each named executive officer under the salary continuation agreements:

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1)(2) ($) (d)	Payments During Last Fiscal Year ($) (e)

Christopher M. Courtney	Salary Continuation Agreement	19	1,157,656	0

Richard A. McCarty	Salary Continuation Agreement	19	887,848	0

Gary W. Stephens	Salary Continuation Agreement	1	119,367	0

Michael J. Rodrigues	Salary Continuation Agreement	12	207,256	0

Jeffrey A. Gall	Salary Continuation Agreement	4	69,833	0

(1)

The amounts in column (d) were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021.

(2)	The following vesting percentages apply to the named executive officers:

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End of the year prior to termination	Christopher M. Courtney	Richard A. McCarty	Gary W. Stephens	Michael J. Rodrigues	Jeffrey A. Gall
12/31/2021	100%	100%	0%	100%	0%
12/31/2022	100%	100%	0%	100%	20%
12/31/2023	100%	100%	0%	100%	40%
12/31/2024	100%	100%	0%	100%	60%

Potential Payments Upon Termination or Change in Control

Salary Continuation Agreements

In August 2001, the Board of Directors of the Company approved salary continuation agreements (“Continuation Agreements”) between the Bank and Messrs. Courtney and McCarty.  Under the original Continuation Agreements, Messrs. Courtney and McCarty were entitled to receive maximum annual payments of $85,000 and $65,000, respectively, for a period of 20 years following their retirement at the age of 62 (the “Normal Retirement Age”). These agreements were subsequently revised to provide for shorter benefit payment periods of fifteen years. As a result, Mr. Courtney will receive $104,000 annually for fifteen years and Mr. McCarty will receive 80,000 annually over fifteen years. In the event of disability while employed with us prior to the Normal Retirement Age, each named executive officer will receive a benefit equal to the retirement liability balance accrued by us at the time of disability.  In the event of early termination, the named executive officer will receive a vested portion of his retirement liability balance accrued by the Company at the time of such early retirement.  The benefit is fully vested. In the event the named executive officer dies prior to termination of the Continuation Agreement, the beneficiary of such named executive officer will receive from the Company a lump sum death benefit amount.

In February 2008, we entered into a Continuation Agreement with Michael J. Rodrigues. Under the Continuation Agreement, Mr. Rodrigues was originally entitled to receive a maximum annual payment of $50,000 for a period of 20 years following his retirement at the age of 62. The agreement for Mr. Rodrigues was subsequently revised to provide for a shorter benefit payment period of fifteen years. As a result, Mr. Rodrigues will receive $61,125 annually for fifteen years.  In the event Mr. Rodrigues dies prior to termination of the agreement, his beneficiary will receive from the Company a lump sum death benefit amount.

In September 2016, we entered into a Continuation Agreement with Mr. Jeffrey A. Gall. Following his retirement at the age of 62 or upon a change in control, as defined in the Agreement, Mr. Gall will receive $61,125 annually for fifteen years. In the event of disability while employed with us prior to the age of 62, Mr. Gall will receive a benefit equal to the retirement liability balance accrued by the Bank at the time of disability.  In the event of early termination, Mr. Gall will receive the vested portion of his or her retirement liability balance that has accrued at the time of such early retirement.  The vesting schedule is 20% per year of service beginning with the sixth year of service.  In the event Mr. Gall dies prior to termination of the Agreement, his beneficiary will receive from us a lump sum death benefit amount.

In July 2019, we entered into a Continuation Agreement with Mr. Gary W. Stephens. Following his retirement at the age of 65 or upon a change in control, as defined in the Agreement, Mr. Stephens will receive $61,125 annually for fifteen years. In the event of disability while employed with us prior to the age of 65, Mr. Stephens will receive a benefit equal to the retirement liability balance accrued by the Bank at the time of disability.  In the event of early termination, Mr. Stephens will receive the vested portion of his or her retirement liability balance that has accrued at the time of such early retirement.  The vesting schedule is 20% per year of service beginning with the sixth year of service.  In the event Mr. Stephens dies prior to termination of the Agreement, his beneficiary will receive from us a lump sum death benefit amount.

The Continuation Agreements also provide that, in lieu of any other benefit under such agreements, the Company will pay the executives any benefit under the agreement to the extent the benefit would not create an excise tax under the excess parachute rules of Section 280G of the Code, and to extent possible, such benefit payment shall be reduced to allow payment within the fullest extent permissible under applicable law.

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If a named executive officer under the Continuation Agreement is terminated for cause, we will not pay any benefits under such Salary Continuation Agreement.  For this purpose, the term “cause” means an Executive’s gross negligence or gross neglect of duties, fraud, disloyalty, dishonesty or willful violation of law or significant bank policies in connection with the Executive’s service that results in an adverse effect on the Company.

Rick McCarty’s Employment Agreement

Mr. McCarty’s agreement provides for severance pay in an amount equal to three months of Employee’s current annual salary, payable in three equal monthly payments from date of such termination in the event of termination of employment other than for cause (as defined in the agreement) equal to the gross salary payable to the executive during the remainder of the term. In the event of a Change in Control, this agreement will automatically be terminated, in which case Mr. McCarty’s will be entitled to severance pay under this agreement such that the net amount received by Mr. McCarty, after taking into account federal, state and local income taxes payable as a result of such severance payments equals two years’ based salary based on the compensation in effect under this agreement plus the amount equal to the sum of the prior two years bonus (the “Severance Payment”). Notwithstanding the foregoing sentence, if the surviving, continuing, successor, or purchasing corporation, as the case may be (the “Acquiring Corporation”), enters into a new employment agreement with Mr. McCarty (the “Replacement Agreement”) on terms acceptable to Mr. McCarty, which acceptance shall not be unreasonable withheld, his agreement will terminate but no severance payment will be due to him. Unless a Replacement Agreement is entered into on or before the Change in Control, the Company will pay the Severance Payment to him in a single lump sum payment on or before any such Change in Control.

2008 Equity Plan and 2018 Equity Plan

In addition, except as set forth in an award agreement, the 2008 and 2018 Plans provides that if the Company is not the surviving corporation following a change in control, and the surviving corporation following such change in control or the acquiring corporation (such surviving corporation or acquiring corporation, the “acquirer”) does not assume the outstanding awards or does not substitute equivalent equity awards relating to the securities of such acquirer or its affiliates for such awards, then each award will fully vest and terminate upon the effective time of the change in control. Except as set forth in an award agreement, if the Company is the surviving corporation following a change in control, or the acquirer assumes the outstanding awards or substitutes equivalent equity awards relating to the securities of such acquirer or its affiliates for such awards, then all such awards or substituted awards will remain outstanding and will be governed by their respective terms and the provisions of the 2008 and 2018 Plans.

In addition, if (i) a participant’s status as a service provider is terminated without cause within 24 months following a change in control, and (ii) the Company is the surviving corporation following such change in control, or the acquirer assumes the outstanding awards or substitutes equivalent equity awards or such awards, then each award held by the participant will fully vest and terminate upon the related event.

Finally, if a named executive officer is of retirement age and retires, his restricted stock will fully vest upon retirement pursuant to the terms of his restricted stock award agreement.

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The table below sets forth the amounts that the named executive officers would receive in the event of (a) the retirement of the named executive officer, (b) early termination of the named executive officer or (c) the change in control of the Company, that in each case hypothetically occurred on December 31, 2020 as provided for under each named executive officer’s Continuation Agreement, the 2008 and 2018 Plans and in the case, of Mr. McCarty, his employment agreement.

Name	Retirement ($)	Early Termination ($)	Change in Control Where Equity Awards are Assumed but No Qualifying Termination of Employment ($)	Change in Control Where Equity Awards are Assumed but There is a Qualifying Termination of Employment ($)	Change in Control Where Equity Awards are Not Assumed ($)
Christopher M. Courtney	1,560,000	1,157,656	1,560,000	1,701,420	1,701,420

Richard A. McCarty	1,200,000	951,986	2,296,105 (1)	2,394,130	2,394,130

Gary W. Stephens	916,875	0	916,875	966,486	966,486

Michael J. Rodrigues	916,875	207,256	916,875	966,054	966,054

Jeffrey A. Gall	916,875	0	916,875	966,054	966,054

(1)	Mr. McCarty is eligible to receive $1,200,000 from his Continuation Agreement, in addition to $1,096,105 from his employment agreement dated March 19, 2021.

CEO Pay Ratio

For 2020, our Company qualified as a “smaller reporting company” and in accordance with Item 402(u) of Regulation S-K, we are not required to provide any pay ratio disclosure.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid to these directors in 2020.

Overview

Our director compensation is designed to attract and retain qualified, independent directors to represent our shareholders on the Board and act in their best interests.  The Compensation Committee, which consists solely of independent directors, has primary responsibility for reviewing and recommending any changes to our director compensation program.  All recommended compensation changes required approval or ratification by the full Board of Directors.  Compensation for the members of our Board is reviewed periodically by the Compensation Committee.

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Our Board of Directors includes one Company officer: Mr. Christopher M. Courtney, who serves as the President and Chief Executive Officer of the Company.  As a senior executive officer, information regarding the compensation of Mr. Courtney can be found in the “Executive Compensation Discussion and Analysis” and the executive compensation disclosure tables provided within this Proxy Statement.

Director Fees

In 2020, non-employee Directors received a cash retainer in the amount of $3,000 per month. Directors who are employees do not receive any compensation for service as director.

The following table provides compensation information for the year ended December 31, 2020 for each non-employee Director of the Company at that time.

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c) (1)	(d) (1)	(e)	(f)(2)	(g) (3)	(h)
Donald L. Barton	36,000	—	—	—	5,030	470	41,500
James L. Gilbert	36,000	—	—	—	—	680	36,680
Michael Q. Jones (4)	15,000	—	—	—	—	—	15,000
Thomas A. Haidlen	36,000	—	—	—	—	658	36,658
H. Randolph Holder, Jr.	36,000	—	—	—	8,616	170	44,786
Allison C. Lafferty	36,000	—	—	—	1,172	43	37,215
Daniel J. Leonard	36,000	—	—	—	11,812	617	48,429
Ronald C. Martin	36,000	—	—	—	6,007	9,263	51,270
Janet S. Pelton	36,000	—	—	—	6,954	180	43,134
Danny L. Titus	36,000	—	—	—	—	856	36,856
Terrance P. Withrow	36,000	—	—	—	4,114	112	40,226

(1)

None of the independent directors were granted any stock options during 2020. As of December 31, 2020, there were no directors that held outstanding, fully exercisable stock options to purchase common stock. In 2020, none of the independent directors were granted shares of restricted stock. As of December 31, 2020, H. Randolph Holder held 1,000 shares of restricted stock, Janet Pelton held 3,000 shares of restricted stock and Terrance Withrow held 3,000 shares of restricted stock.

(2)

The amounts shown in column (f) for 2020 represent the director retirement agreements accrual from December 31, 2019 to December 31, 2020. The amounts in column (f) were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts that the director may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021.

(3)

The amounts in column (g) reflect the economic value of the annual income imputed to each director in connection with Company-owned split-dollar life insurance policies for which the Company has fully paid the applicable premiums.

(4)	Michael Q. Jones retired from the Board of Directors effective May 31, 2020.

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Director Retirement Agreements; Bank-Owned Life Insurance Policies

On August 21, 2001, the Board of Directors of the Bank authorized Director Retirement Agreements with each director.  The Company assumed the Director Retirement Agreements upon its reorganization with the Bank in May 2008, as the same individuals who served as directors of the bank became directors of the Company. As of December 31, 2019, Messrs. Leonard, Withrow, Holder, Ms. Lafferty and Ms. Pelton were also parties to Director Retirement Agreements with the Company.

The Director Retirement Agreements are intended to encourage existing directors to remain directors, assuring us that we will have the benefit of the directors’ experience and guidance in the years ahead.

For retirement after the later of age 72 or ten (10) years of service (the “Normal Retirement Age”), the Director Retirement Agreements provide for an annual benefit during the director’s lifetime of $12,000 for 10 years.  If a director retires or becomes disabled before the Normal Retirement Age, he will receive a lump-sum payment in an amount equal to the retirement liability balance accrued by the Bank at the time of early retirement or disability.

If a change in control occurs (as defined in the Director Retirement Agreements) and a director’s service terminates within 24 months after the change in control, the director will receive the retirement liability balance accrued and payable to the director for retirement at the Normal Retirement Age.

The Bank has purchased insurance policies on the lives of its current directors, paying the premiums for these insurance policies with single premium payments totaling approximately $4,457,000 in aggregate.  Although the Bank expects the policies on the directors’ lives to serve as a source of funds for benefits payable under the Director Retirement Agreements, the contractual entitlements arising under the Director Retirement Agreements are not funded and remain contractual liabilities of the Bank, payable upon each director’s termination of service.

The policy interests are divided between us and each director.  Under the Bank’s Split-Dollar Agreements and Split Dollar Policy endorsements with the directors, we are entitled to any insurance policy death benefits remaining after payment to the director’s beneficiary.  We expect to recover the premium in full from the Bank’s portion of the policies’ death benefits.

If a director is terminated for cause, we will not pay any benefits under his Director Retirement Agreement.  For this purpose, the term “cause” means a director’s gross negligence or gross neglect of duties, fraud, disloyalty, dishonesty or willful violation of law or significant Company policies in connection with the director’s service that results in an adverse effect on us.

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The following table shows the present value of the accumulated benefit payable to each director who has a director compensation benefit agreement, including the number of service years credited to each director under the supplemental executive retirement plan.

Accumulated Benefits

Name (a)	Number of Years Credited Service (#) (b)	Present Value of Accumulated Benefit(1)(2) ($) (c)	Payments During Last Fiscal Year (2) ($) (d)

Donald L. Barton	13	37,370	—
James L. Gilbert	29	97,261	—
Thomas A. Haidlen	29	97,261	—
H. Randolph Holder	5	33,721	—
Michael Q. Jones (3)	16	93,347	7,000
Allison C. Lafferty	3	2,247	—
Daniel J. Leonard	9	83,030	—
Ronald C. Martin	26	214,698	48,000
Janet S. Pelton	8	37,815	—
Danny L. Titus	28	97,261	—
Terrance P. Withrow	8	21,481	—

(1)

The amounts in column (c) were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021.

(2)

The amount in column (c) for Ronald C. Martin includes $117,437 from his executive salary continuation agreement and the $48,000 payment reflected in column (d) is also from his executive salary continuation agreement, as Mr. Martin is the former CEO of the Company.

(3)	Michael Q. Jones retired from the Board of Directors effective May 31, 2020. The benefit reflected in column (d) is his $1,000 monthly retirement payment from June through December 2020.

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MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS OF THE COMPANY

The Board of Directors proposes that the following five (5) nominees to be elected until their successors are duly elected and qualified.  Each of the nominees has consented to serve if elected.  If any of them becomes unavailable to serve as a Director before the Annual Meeting, the Board may designate a substitute nominee.  In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.  Unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees, your proxies will be voted for the election of each of these nominees. The following is a brief account of the business experience, including experience during the past five years, of each nominee.

Donald L. Barton, 64, has been a director of the Bank since 2006 and of Oak Valley Bancorp since 2008. Mr. Barton is the managing partner at GoldRiver Orchards, a local walnut processing operation which his family started in 1912. Mr. Barton is on the Board of Western Agricultural Processors Association, an organization that provides advocacy, training and consulting for the tree nut industry of California. Previously, he was Vice President Marketing at The Wornick Company, and President at Heidi’s Gourmet Desserts. Before that he had a number of managerial and executive positions in the food and agribusiness industries, including positions with Cargill and HJ Heinz. Mr. Barton is a Stanford graduate and earned his MBA from Santa Clara University. Mr. Barton is an Oakdale, California resident. Mr. Barton adds knowledge of the local economy to the Board.

Lynn R. Dickerson, 63, joined the Board of Directors in January 2021. She has been the CEO of the Gallo Center for the Arts since 2009. Her decade-long tenure was marked with operational excellence and tremendous community support. Prior to joining the Gallo Center, Dickerson had a successful career in the newspaper industry, serving as Publisher & President of The Modesto Bee and subsequently as Vice President of Operations for The McClatchy Company where she oversaw 11 of their 30 newspapers throughout the country. Dickerson is the current Board Chair for the Downtown Modesto Partnership and serves on the board of Opportunity Stanislaus. She is a native Texan and a graduate of Texas A&M University where she earned a degree in Marketing. Lynn is a Stanislaus County resident. Ms. Dickerson adds knowledge of our local business markets and promotes community engagement.

Thomas A. Haidlen, 74, has been a director of the Bank since 1991 and of Oak Valley Bancorp since 2008. Mr. Haidlen was born in Oakdale and has resided in Oakdale for over 50 years. He owns and operates the Haidlen Ford Dealership in Oakdale, California that was established in Oakdale in 1955. Mr. Haidlen helps connect our banking operations with the local commercial community.

Daniel J. Leonard, 74, was appointed to fill a vacancy on the boards of the Bank and Oak Valley Bancorp in January 2012. Mr. Leonard currently serves as the Senior Vice President, Chief Financial Officer of Bronco Wine Company, where he has been employed for over 33 years, and serves as the Chief Operating Officer of Bivio Transport and Logistics Company, LLC. He has served on the Board of Directors for the Wine Institute, a voice for the California wine industry, for the past 27 years. Mr. Leonard is also currently serving on the Board of the College of Business Administration at California State University at Stanislaus and is the current Chairman of the Board of the Parent Resource Center, a Modesto, California nonprofit organization, in which he has been involved for over 20 years. Mr. Leonard brings business and financial experience and additional business ties in our communities to Oak Valley Bancorp.

Ronald C. Martin, 74, has served as a director of the Bank since 1992 and of Oak Valley Bancorp since 2008. He was also the Bank’s Chief Executive Officer until June 2013. Mr. Martin began his banking career in 1977 with River City Bank in Sacramento, California. Between 1977 and 1987 he was employed in the Sacramento area, and from December 1987 to January 1992 he served as President and Chief Executive Officer of Butte Savings in Chico, California. Mr. Martin has a B.S. in Finance from the University of Arizona. Mr. Martin is a veteran banker with a deep understanding of our local community banking needs.

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The Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III. Each class consists of one-third of the directors or as close an approximation as possible. Each director in each class is elected for a term running until the third annual meeting next succeeding his election, until his successor shall have been duly elected and qualified. Accordingly, each nominee director, if elected, will hold office as follows until his successor is duly elected and qualified for the following terms:

Nominee		Expiration of Term

Donald L.	Barton	2024 (1)
Lynn R.	Dickerson	2023 (1)
Thomas A.	Haidlen	2024 (1)
Daniel J.	Leonard	2024 (1)
Ronald C.	Martin	2024 (1)

Directors Continuing in Office

James L.	Gilbert	2022
H. Randolph	Holder	2022
Janet S.	Pelton	2022
Danny L.	Titus	2022
Christopher M.	Courtney	2023
Allison C.	Lafferty	2023
Terrance P.	Withrow	2023

(1)	If elected at the June 15, 2021 meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS. ONLY THOSE VOTES CAST “FOR” ARE COUNTED, WHILE “WITHHOLD” VOTES HAVE NO EFFECT IN THE ELECTION OF DIRECTORS.

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PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of RSM US LLP, in San Francisco, California served the Company as independent registered public accounting firm for 2020 and has been selected by the Audit Committee of the Board of Directors of the Company to serve the Company as independent registered public accounting firm for 2021. All proxies will be voted “FOR” ratification of such selection unless authority to vote for the ratification of such selection is withheld or an abstention is noted.

Representatives from the accounting firm of RSM US LLP will be present at the meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The following presents fees billed for the years ended December 31, 2020 and 2019 for professional services rendered by the Company’s independent registered public accounting firm in connection with the audit of the Company’s consolidated financial statements and fees billed by the Company’s independent registered public accounting firm for other services rendered to the Company:

Fees	2020	2019
Audit Fees	$215,000	$231,451
Audit-related Fees	0	0
Tax Fees (1)	21,000	21,000
All other Fees	0	0
Total	$236,000	$252,451

Audit Fees.  Annual audit fees, including out of pocket expenses, related to services rendered in connection with the audit of the annual financial statements included in our Annual Report on Form 10-K.

Audit-Related Fees.    Audit-related services include fees for consultations concerning financial accounting and reporting matters.

Tax Fees.    Tax services include fees for tax compliance, tax advice and tax planning.

All Other Fees.    Includes all other fees not related to audit and tax services.

The Audit Committee has determined that the provision of services, in addition to audit services, rendered by RSM US LLP and the fees paid therefore in fiscal year 2020 were compatible with maintaining RSM US LLP’s independence.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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Audit Committee Report

The Audit Committee reports as follows with respect to the audit of our fiscal 2020 audited financial statements. Management is responsible for the Company’s internal controls and the financial reporting process.

The Audit Committee is comprised of six (6) independent directors and responsible for providing independent, objective oversight of the Company’s accounting, financial reporting and internal controls.  Members of the Audit Committee are “independent” as defined by the SEC and the Nasdaq Stock Market standards.  A financial expert, as defined by SEC rules, chairs the Audit Committee.  The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accountants.

The Audit Committee meets and holds discussions with management and the Company’s independent registered public accountants, RSM US LLP.  The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2020 with management and RSM US LLP.  The Chief Executive Officer and the Chief Financial Officer of the Company have certified that, based on their knowledge, the financial statements and other financial information included in the Company’s Annual Report on Form 10-K that we filed with the SEC on March 31, 2021 fairly present in all material respects the financial condition, results of operations and cash flows of the Company.  Also, the Audit Committee has discussed with management and RSM US LLP management’s assertion of the effectiveness of the Company’s internal controls as they related to financial reporting.

Discussions were also held with RSM US LLP concerning matters required by the Public Company Accounting Oversight Board and the SEC. The Company’s independent auditors also provided to the Audit Committee, the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with RSM US LLP that firm’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted by the Audit Committee of the Board on March 16, 2021:

Janet S. Pelton (Chair)

Jay L. Gilbert

Allison C. Lafferty

Danny L. Titus

Daniel J. Leonard

Terrance P. Withrow

The Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts.

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OTHER INFORMATION

Other Business Matters

We have received no notice any other items submitted for consideration at the Annual Meeting and except for reports of operation and activities by management, which are for information purpose only and require no action of approval or disapproval, management neither knows of, nor contemplates, any other business that will be presented for action by the shareholders at the Annual Meeting.  If any further business is properly presented at the Annual Meeting, the persons named as proxies will act in their discretion on behalf of the shareholders they represent.

Shareholders Proposals for 2022 Meeting

Any shareholder who intends to present a proposal at the 2022 Annual Meeting, other than a director nomination, must deliver the written proposal to the Chief Financial Officer at 125 North Third Avenue, Oakdale, California 95361 no later than January 4, 2022, if the proposal is to be submitted for inclusion in our proxy materials pursuant to SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended.  A shareholder must include proof of ownership of Oak Valley’s common stock in accordance with SEC Rule 14a(8)(b)(2).  We encourage any shareholder interested in submitting a proposal to contact the Company’s Chief Financial Officer in advance of this deadline to discuss the proposal.  Shareholders may also want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities rules.

Additional Proxy Materials

A copy of our 2020 Annual Report on Form 10-K is accessible at: www.edocumentview.com/OVLY.  If you would like to receive a hard copy of the 2020 Annual Report on Form 10-K, you may obtain one without charge by contacting:

Methods:	If you are a shareholder of record:	If you are beneficial owner of shares held in street name:
By Telephone:	Toll Free Telephone Number: 1-866-641-4276	Toll Free Telephone Number: 1-800-579-1639

From the Internet:	Go to www.investorvote.com/OVLY, click Request Materials	Go to www.proxyvote.com by following the instructions on the screen.

By Email	Write to investorvote@computershare.com with subject line: “Proxy Materials Oak Valley Bancorp.”	Send a blank email to sendmaterial@proxyvote.com with your 12-Digital Control Number in the subject line.

No Incorporation by Reference of Certain Portions of this Proxy Statement

Notwithstanding anything to the contrary set forth in any previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those acts, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor is such report to be incorporated by reference into any future filings made by us under those acts.

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ANNUAL MEETING OF SHAREHOLDERS OF

OAK VALLEY BANCORP

JUNE 15, 2021

PROXY VOTING INSTRUCTIONS

Internet — Access www.investorvote.com/OVLY and follow the on-screen instructions to obtain your identification number which will allow you to cast your vote.

Telephone — Call toll free 1-800-652-8683 from any touch-tone telephone and follow the instructions to obtain your identification number which will allow you to cast your vote.

Vote online/phone until 11:00 PM PDT, June 14, 2021, the day before the meeting.

Mail — If you have requested a paper copy of Proxy Materials, you should sign, date and mail your proxy card in the envelope provided as soon as possible.

At the Virtual Meeting — You may vote your shares by participating in the virtual Annual Meeting, which will be held on June 15, 2021 at 2:00 P.M. (PDT) for holders as of April 21, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON JUNE 15, 2021. The Company’s Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2020 and 2020 Annual Report to Shareholders are available at www.edocumentview.com/OVLY

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

A.            Voting Items

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold
	01 — Donald L. Barton	☐	☐
	02 — Lynn R. Dickerson	☐	☐
	03 — Thomas A. Haidlen	☐	☐
	04 — Daniel J. Leonard	☐	☐
	05 — Ronald C. Martin	☐	☐

	For	Against	Abstain
2.	To approve the proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm for the Company’s 2021 Fiscal year. ☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, it will be voted “For” the election of directors nominated by the Board of Directors and “For” Proposal No. 2.

B.            Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance — Mark box to the right if you plan to participate in the virtual Annual Meeting by registering at https://www.ovcb.com/shareholdermeeting before 11:00 PM PDT, June 14, 2021, the day before the meeting

☐

C.            Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name(s) appears. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one trustee, all should sign. All joint owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

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ANNUAL MEETING OF SHAREHOLDERS OF

OAK VALLEY BANCORP

JUNE 15, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders of Oak Valley Bancorp, and the accompanying Proxy Statement dated May 3, 2021, and revoking any proxy heretofore given, hereby constitutes and appoints Richard A. McCarty and Jeffrey A. Gall, and each of them, with full power of substitution, as attorneys and Proxies to appear and vote all of the shares of Common Stock of Oak Valley Bancorp, a California corporation, standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Annual Meeting of Shareholders of Oak Valley Bancorp, to be held virtually by webcast on June 15, 2021 at 2:00 p.m. (PDT) or at any adjournments thereof, upon the following items as set forth in the Notice of Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” PROPOSAL NO. 2.  IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” PROPOSAL NO. 2.

THIS PROXY IS SOLICITED BY, AND ON BEHALF OF, THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

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